Exhibit 10.2

TRUST AGREEMENT

(Amended and Restated on March 20, 2008)

(1999 Directors Deferred Compensation Plan)

THIS AMENDED AND RESTATED TRUST AGREEMENT is made by and between CONSOL ENERGY INC. (the “Company”) and PNC Bank, National Association (the “Trustee”).

WITNESSETH

WHEREAS, the Company has adopted the CONSOL Energy Inc. Directors Deferred Compensation Plan (the “Plan”), a nonqualified deferred compensation plan; and

WHEREAS, the Company has adopted that certain Trust Agreement (“Trust Agreement”) under the Plan to provide a source of funds from which liabilities under the Plan may be satisfied; and

WHEREAS, the Company is authorized under Section 11 of the Trust Agreement to amend the Trust Agreement; and

WHEREAS, the Company desires to amend and restate the Trust Agreement as provided herein (hereinafter “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to Plan participants (“Plan Participants”) and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in meeting its obligations under the Plan.

NOW, THEREFORE, the parties do hereby amend and restate the Trust, and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust

(a) The Company and the Trustee acknowledge and agree that the cash and/or other securities that make up the principal of the Trust will be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b) The Trust shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan Participants and other general creditors of the Company as herein set forth. Plan Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) The Company may periodically deposit additional cash or other property to the Trust in an amount sufficient to pay each Plan Participant and beneficiary the benefits payable pursuant to the terms of the Plan. The Trustee shall have no duty to calculate such amounts or compel any deposits or contributions to the Trust.

Section 2. Payments to Plan Participants and Their Beneficiaries

(a) As necessary for proper administration of the Plan, the Company shall deliver to Trustee written directions acceptable to the Trustee setting forth the amounts payable in respect of each Plan Participants (and his or her beneficiaries), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with such directions. With respect to payments to Plan Participants, the Company shall be solely responsible for determining the amount of income that is taxable and reportable to the Plan Participant, determining the nature and amounts of taxes, if any, to be withheld and remitted, and for reporting all such income and taxes to the applicable government entities. The Trustee shall have no duties with respect thereto.

(b) The entitlement of a Plan Participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) It is the Company’s intention that all Plan benefits shall be paid to Plan Participants and beneficiaries out of Trust assets to the extent not inconsistent with the terms of the Plan. The Company may, however, make payment of benefits directly to Plan Participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly before the time amounts are payable to Plan Participants or beneficiaries. If the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of any such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient to make benefit payments.

(d) Except as otherwise provided in Section 3 or Section 12(e), the Company shall have no right or power to direct the Trustee to return to the Company any of the Trust assets before all payment of benefits have been made to Plan Participants and their beneficiaries pursuant to the terms of the Plan.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When the Company Is Insolvent

(a) The Trustee shall cease payment of benefits from the Trust to Plan Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if: (i) the Company is unable to pay its debts as they become due; or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan Participants or their beneficiaries.

(2) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee by the Company and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(4) The Trustee shall resume the payment of benefits to Plan Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, then as directed in writing by the Company, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance. The Trustee shall have no duty to calculate the foregoing amounts.

Section 4. Investment Authority

(a) Except as provided in Section 4(b) or (c), the Company or, if so appointed, the Investment Manager (defined below) shall provide the Trustee with all investment instructions. The Trustee shall neither affect nor change the investments of the Trust, except as directed in writing by the

Company or the Investment Manager, and shall have no right, duty or responsibility to recommend investments or investment changes; provided, that the Trustee may deposit cash on hand from time to time in any bank savings account, certificate of deposit, or other instrument creating a deposit liability for the bank, including the Trustee’s own banking department if the Trustee is a bank, or in interests in a registered investment company appropriate for short term investment, including a registered investment company from which Trustee or its affiliates receive compensation for providing investment advisory, transfer agency, custody or other services, without such prior direction.

(b) In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, the Company may direct the Trustee to invest the assets held in the Trust to correspond to the hypothetical investments made available for Plan Participants under the Plan. Such directions may be made by Plan Participants by use of a service representative, a Voice Response System (VRS), the internet or such other electronic means as may be agreed upon from time to time by the Company and the Trustee, maintained for such purposes by the Trustee or its agents. The Company’s designation of available investment options under the Plan, the maintenance of accounts for each Plan Participant and the crediting of investments to such accounts, the giving of investment directions by Plan Participants under this Section, and the exercise by Plan Participants of any other powers relating to investments under this Section are solely for the purpose of providing a mechanism for measuring the obligation of the Company to any particular Plan Participant under the Plan. As provided in Section 1(d) above, no Plan Participant or beneficiary will have any preferential claim to or beneficial ownership interest in any asset or investment, and the rights of any Plan Participant and his or her beneficiaries under the Plan and this Trust are solely those of the unsecured general creditor of the Company with respect to the benefits of the Plan Participant under the Plan.

(c) Subject to the provisions of Section 4(a) hereof, the Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, and all rights associated with the assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan Participants. The Trustee shall have full power and authority to invest and reinvest the assets of the Trust as directed by the Company or the Investment Manager in any investment permitted by law, including but not limited to investment in securities (including stock or rights to acquire stock) or obligations issued by the Company, and including interests in registered investment companies from which Trustee or its affiliates receive compensation for providing investment advisory, transfer agency, custody or other services.

(d) Voting or other rights in securities shall be exercised by the person or entity responsible for directing such investments, and the Trustee shall have no duty to exercise voting or proxy or other rights relating to any investments managed or directed by the Company or the Investment Manager. If any foreign securities are purchased pursuant to the direction of the Company or the Investment Manager, it shall be the responsibility of the person or entity responsible for directing such investments to advise the Trustee in writing of any laws or regulations, either foreign or domestic, that apply to such foreign securities or to the receipt of dividends or interest on such securities.

(e) The Company may appoint one or more investment managers (“Investment Managers”), each of which, unless otherwise determined by the Company, (1) is (i) registered under the Investment Advisors Act of 1940 (the “Act”), (ii) a bank, as defined in the Act, or (iii) an insurance company qualified to manage, acquire and dispose of trust assets in more than one state; (2) acknowledges in writing that it is a fiduciary with respect to the Plan and Trust; and (3), shall have the power to manage, acquire or dispose of any asset of, or all or such portions of the Trust’s assets as the Company shall specify (the “Managed Assets”). The Company shall from time to time direct the Trustee in writing with respect to the portion of the assets of the Trust which shall be Managed Assets. The fees and expenses of an Investment Manager, except to the extent paid by Company, may be paid from the Trust.

(f) The Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets acceptable to the Trustee of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person serving in a fiduciary capacity.

Section 5. Disposition of Income

(a) During the term of this Trust, all income received by the Trust, net of expenses and taxes not otherwise paid by the Company, shall be accumulated and reinvested.

Section 6. Accounting by Trustee

(a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within sixty (60) days following the close of each calendar year or after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation as the case may be. The Company may approve the account either by written notice of approval delivered to the Trustee or by failure to object in writing to the Trustee within 180 days from the date on which the account statement was delivered to the Company. Upon receipt of written approval of the accounting, or upon the expiration of the 180-day period without written objections, the account statement shall be approved, and the Trustee shall be released and discharged with respect to the account as if the account had been settled and allowed by a decree of a court of competent jurisdiction. Nothing herein contained, however, shall be deemed to preclude the Trustee of its right to have its account settled by a court of competent jurisdiction.

(b) Notwithstanding the forgoing, each calendar month the Trustee shall provide the Company an account statement reflecting all of the assets held in the Trust at month end and any changes to the Trust holdings during such preceding month. Such account statement shall be in a form that is mutually agreed upon between the Company and the Trustee and shall be sent each month via US regular first-class mail within ten business days of the end of each month (or as soon thereafter as administratively practicable based on the nature of the assets held in the Trust) to (i) the General Counsel, Attn: P. Jerome Richey, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241, and (ii) Manager Compensation, Attn: George Witkowsky, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241. The Company shall notify the Trustee in writing of any changes in the names or addresses of the foregoing recipients.

(c) The Company is aware that federal regulations require the Trustee, without charge and within one (1) business day of its receipt of a broker/dealer confirmation for each security transaction in the Trust’s account to forward to the Company a written notification which discloses, among other things: the Trustee’s name, Trust’s name, the capacity (capacities) in which the Trustee is acting, the date (and time, within a reasonable period, upon written request of the Company) of execution, the identity, price, number of share or units or principal amount of debt securities purchased or sold by the Trust, the name of the broker/dealer, the amount of any remuneration received by such broker/dealer from the Trust and the amount of any remuneration received by the Trustee. The Company agrees to accept the monthly written account statements described above in satisfaction of the Trustee’s obligation to provide written notification as described herein; provided, that upon the Company’s request, the Trustee will provide to the Company, within a reasonable time and at no additional cost, the information required by federal regulations.

Section 7. Responsibility of Trustee

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company; and provided further, that the Trustee shall incur no liability to any person for any reasonable action or failure to act taken pursuant to a reasonable determination of the existence or non-existence of an event of Insolvency pursuant to Section 3 hereunder. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) The Trustee may consult with legal counsel (who may also be counsel for the Company or the Trustee generally) with respect to any of its duties or obligations hereunder and, subject to the provisions of Section 12(f) hereof, shall be fully protected with respect to any act or inaction taken in reasonable reliance upon the written advice of counsel.

(c) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(d) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(e) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 8. Compensation and Expenses of Trustee and Other Advisors

(a) The Trustee shall be entitled to reimbursement of all reasonable and proper expenses incurred by the Trustee in connection with its administration of the Trust and such compensation as shall be agreed upon from time to time between the Trustee and the Company. The Company may pay all or any portion of the administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. Further and to the extent the Company or the Trustee employ custodians, investment managers, investment advisors, accountants, attorneys or other agents to assist in the administration of the Trust or the Plan, the Trustee may pay out of the Trust assets all or any portion of the reasonable and proper fees and expenses incurred for such services.

Section 9. Resignation and Removal of Trustee

(a) The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise. The Trustee may be removed by the Company on 60 days written notice or upon shorter notice accepted by the Trustee.

(b) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(c) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 10 hereof, by the effective date of resignation or removal under this Section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 10. Appointment of Successor

(a) If the Trustee resigns or is removed in accordance with Section 9 hereof, the Company shall appoint a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 6 and 7 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 11. Amendment or Termination

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

(b) The Trust shall not terminate until the date on which Plan Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Subject to Section 11(d) below, upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company.

(c) Upon written consent of all Plan Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. Subject to Section 11(d) below, all assets in the Trust at termination shall be returned to the Company.

(d) The Trustee shall not be required to return any assets in the Trust to the Company pursuant to Section 11(b) or Section 11(c) unless and until the Company provides the Trustee with documentation or certifications reasonably requested by Trustee to establish that the provisions of Section 11(b) or Section 11(c), as applicable, have been satisfied. The Trustee may conclusively rely upon any such documentation or certifications provided by the Company.

Section 12. Miscellaneous

(a) Any provisions of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(d) The effective date of this Trust Agreement as amended and restated, shall be March 20, 2008.

(e) Notwithstanding any provision of this Trust Agreement or the Plan to the contrary: (i) the provisions of this Trust Agreement shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A of the Code (“Section 409A”) or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed); (ii) no provision of this Trust Agreement shall be construed to restrict the assets of the trust in a manner that would result in a transfer of property as provided under Section 409A(b)(2) (relating to the employer’s financial health) or Section 409A(b)(3) (relating to the funding status of the employer’s defined benefit plans); and (iii) no contribution to this Trust may be made during any “restricted period” within the meaning of Section 409A(b)(3); provided, however, to the extent a contribution is made during any such “restricted period,” the Trustee shall immediately return such contribution to the Company upon written notice thereof from the Company and shall take any such other action reasonably requested by the Company as may be necessary or advisable to avoid a violation of Section 409A(b)(3). The Company shall have the duty to notify the Trustee in writing of the commencement of a “restricted period.” The Trustee shall have no duty to inquire as to the existence of a restricted period and may conclusively presume that no restricted period exists in the absence of written notice from the Company.

(f) The Trustee shall be indemnified and saved harmless by the Company from and against any and all liability to which the Trustee may be subjected in carrying out its duties under this Agreement (including any liability incurred as a result of compliance with instructions of the Company, its agents or employees), including all expenses reasonably incurred in its defense, except to the extent that any loss or damage is directly attributable to the Trustee’s (a) failure to exercise the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and like aims, (b) negligence or willful misconduct or (c) violation of applicable law or the material provisions of this Trust Agreement. The indemnification provided to the Trustee shall also apply to any liability arising from the actions or nonactions of any predecessor trustee or fiduciary or other fiduciaries of the Plan.

(g) The Company and Plan shall be indemnified and saved harmless by the Trustee from and against any and all liability to which the Company or the Plan may incur or be subjected to (including any liability incurred as a result of the Trustee’s failure to comply with instructions of the Company, its agents or employees, or the Investment Manager), including all expenses reasonably incurred in defense of any claim giving rise to such liability, to the extent that any loss or damage is directly attributable to the Trustee’s (a) gross negligence, or (b) willful misconduct, or (c) violation of applicable law.

[Signature Page for Amended and Restated Trust Agreement for

1999 Directors Deferred Compensation Plan]

In witness whereof, the Company and Trustee have executed this Amended and Restated Trust Agreement as of the 20th day of March, 2008.

CONSOL Energy Inc.

By:	/s/ William J. Lyons
Name:	William J. Lyons
Title:	Executive Vice President and CFO

Trustee

By:	/s/ Dana Luksic
Name:	Dana Luksic